As filed pursuant to Rule 424(b)(3)

SEC File No. 333-156521

PROSPECTUS

DAFOE CORP.

27,360,000 SHARES OF COMMON STOCK

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This prospectus relates to the resale of 27,360,000 shares of the common stock of Dafoe Corp (“Dafoe,” “we” or the “Company”) by the selling stockholders named in the prospectus (the “Selling Stockholders”). We are registering these shares to enable the Selling Stockholders to resell them from time to time.

Our common stock is presently not listed or quoted on any market or electronic quotation system and we have not applied for listing or quotation. After this registration statement is declared effective, we intend to have a registered broker-dealer submit an application for a quotation of our common stock on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”) administered by the Financial Industry Regulatory Authority. Although we intend to apply to have our common stock quoted on the OTC Bulletin Board, there can be no assurance that our common stock will ever be quoted on the OTC Bulletin Board or that any market for our stock will ever develop.

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The purchase of the securities offered through this prospectus involves a high degree of risk.  See Section Entitled “Risk Factors” on pages 6-8

The selling shareholders will sell our shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.  We cannot ensure that our shares will be quoted on the OTC Bulletin Board.

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The Date of this Prospectus is:  March 30, 2009

SUMMARY INFORMATION

Prospective investors are urged to read this prospectus in its entirety.

We are in the business of mineral property exploration.  From October 2008 through December 2008 we carried out  our first phase of exploration on the Vet 1 – 4 mineral claims, which are located in Blair Junction Area, Esmeralda County, Nevada.  We acquired the property from Western Minerals Inc for $3,500.

Our objective is to continue to conduct mineral exploration activities on the Vet 1 - 4 claims in order to assess whether the property possesses economic reserves of gold and silver.  We have not yet identified any economic mineralization on the Vet 1 – 4 claims.  Our exploration program is designed to search for an economic mineral deposit.  We began our first phase of exploration at the end of October, which completed in early December 2008.  Now that we have completed the first phase of exploration, we will make a decision as to whether or not we proceed with the next phase based upon our analysis of the results of that program.

We were incorporated on July 26, 2007, under the laws of the state of Nevada.  Our principal offices are located at 1802 Carson Street, Suite 108-3599, Carson Street, NV 89701.  Our telephone number is 775-721-0542.

The Offering:

Securities Being Offered	Up to 27,360,000 shares of common stock

Offering Price

The selling shareholders will sell their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.  We cannot ensure that our shares will be quoted on the OTC Bulletin Board.  We determined this offering price based upon the price of the last sale of our common stock to investors.   We intend to have our securities quoted on the OTC Bulletin Board, a quotation medium for subscribing National Association of Securities Dealers (“NASD”) members, upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”).  For this to happen, we must contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. Only authorized OTC Bulletin Board market makers can apply to quote securities on the OTC Bulletin Board. There is no guarantee, however, that our stock will become quoted on the OTC Bulletin Board. If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders.  The offering price would thus be determined by market factors and the independent decisions of the Selling Stockholders.

Terms of the Offering	The selling shareholders will determine when and how they will sell the common stock offered in this prospectus.

Securities Issued	58,860,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet

Sept 30, 2008 (audited)
Cash	$12,994
Total Assets	$12,994
Liabilities	$26,240
Total Stockholders’ (Deficit)	($13,246)

Dec 31, 2008 (unaudited)
Cash	$21,774
Total Assets	$21,774
Liabilities	$28,875
Total Stockholders’ (Deficit)	($7,101)

Statement of Operations

From Incorporation on

July 26, 2007 to December 31, 2008

(unaudited)

Revenue	$ 0
Accumulated Deficit	$41,001

RISK FACTORS

An investment in our common stock involves a high degree of risk. The following is a discussion of all of the material risks relating to the offering and our business.  You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

If we do not obtain additional financing, our business will fail.

As of February 16, 2009 we have $21,774 in cash.  Our current operating funds are less than necessary to complete all intended exploration of the Vet 1 - 4 claims, and therefore we will need to obtain additional financing in order to complete our business plan.  We currently do not have any operations and we have no income.  As well, we will not receive any funds from this registration.

Our business plan calls for significant expenses in connection with the exploration of the Vet 1 - 4 claims.  While we have sufficient funds to conduct initial exploration on the claims, we will need additional funds to complete any additional recommended exploration.  Even after completion of the first phase of exploration, we do not know if we have a commercially viable mineral deposit.

We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete.  We do not currently have any arrangements for financing and may not be able to find such financing if required.

Although we have not commenced business operations, but we face a high risk of business failure.

We carried out the first phase of the recommended exploration program on the Vet 1 - 4 claims from October 2008 through early December 2008.  However, we have no way to evaluate the likelihood that our business will be successful.  We were incorporated on July 26, 2007 and to date have been involved primarily in organizational activities, the acquisition of an interest in the Vet 1 - 4 claims and carrying out the first phase of the recommended exploration program.  We have not earned any revenues as of the date of this prospectus.  Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral property that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  We recognize that if we are unable to generate significant revenues from development of the Vet 1 - 4 claims and the production of minerals from the claims, we will not be able to earn profits or continue operations.

There is no history upon which to base any assumption as to the likelihood that we will prove successful, and it is doubtful that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will most likely fail.

Because of the speculative nature of exploration of mining properties, there is a substantial risk that our business will fail.

The search for valuable minerals as a business is extremely risky.  The likelihood of our mineral property containing economic mineralization or reserves of gold and silver is extremely remote.  Exploration for minerals is a speculative venture necessarily involving substantial risk.  In all probability, the Vet 1 - 4 claims do not contain any reserves and funds that we spend on exploration will be lost.  As well, problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Because our continuation as a going concern is in doubt, we will be forced to cease business operations unless we can generate profit in the future.

The report of our independent accountant to our audited financial statements for the period ended September 30, 2008 indicates that there are a number of factors that raise substantial doubt about our ability to continue as a going concern.  Such factors identified in the report are that we have no source of revenue and our dependence upon obtaining adequate financing.  If we are not able to continue as a going concern, it is likely investors will lose all of their investment.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages, which could hurt our financial position and possibly result in the failure of our business.

The search for valuable minerals involves numerous hazards.  As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  The payment of such liabilities may have a material adverse effect on our financial position.

Even if we discover commercial reserves of precious metals on the Vet 1 - 4 claims, we may not be able to successfully commence commercial production.

The Vet 1 - 4 claims do not contain any known bodies of mineralization.  If our exploration programs are successful in establishing gold and silver of commercial tonnage and grade, we will require additional funds in order to place the Vet 1 - 4 claims into commercial production.  We may not be able to obtain such financing.

Because our sole director and officer has other business interests, he may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Our president, Mr. Kyle Beddome, intends to devote approximately 25% of his business time providing his services to us.  While he presently possesses adequate time to attend to our interests, it is possible that the demands on Mr. Beddome from his other obligations could increase with the result that he would no longer be able to devote sufficient time to the management of our business.

Because our director has no technical experience in mineral exploration, our business has a higher risk of failure.

Our sole director and officer does not have any technical training in the field of geology.  As a result, we may not be able to recognize and take advantage of potential acquisition and exploration opportunities in the sector without the aid of qualified geological consultants.  As well, with no direct training or experience, Mr. Beddome may not be fully aware of the specific requirements related to working in this industry.  His decisions and choices may not be well thought out and our operations and ultimate financial success may suffer irreparable harm as a result.

If a market for our common stock does not develop, shareholders may be unable to sell their shares and will incur losses as a result.

There is currently no market for our common stock and no certainty that a market will develop. We intend to have our securities quoted on the OTC Bulletin Board, a quotation medium for subscribing National Association of Securities Dealers (“NASD”) members, upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”).  For this to happen, we must contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. Only authorized OTC Bulletin Board market makers can apply to quote securities on the OTC Bulletin Board. There is no guarantee, however, that our stock will become quoted on the OTC Bulletin Board. If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. If no market is ever developed for our shares, it will be difficult for shareholders to sell their stock. In such a case, shareholders may find that they are unable to achieve benefits from their investment.

A purchaser is purchasing penny stock which limits his or her ability to sell the stock.

The shares offered by this prospectus constitute penny stock under the Exchange Act.  The shares will remain penny stock for the foreseeable future.  The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, thus limiting investment liquidity.  Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to rules 15g-1 through 15g-10 of the Exchange Act.  Rather than creating a need to comply with those rules, some broker-dealers will refuse to attempt to sell penny stock.

Failure to achieve and maintain effective internal controls in accordance with section 404 of the Sarbanes-Oxley act could have a material adverse effect on our business and operating results.

It may be time consuming, difficult and costly for us to develop and implement the additional internal controls,

processes and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal auditing and other finance staff in order to develop and implement appropriate additional internal controls, processes and reporting procedures. If we are unable to comply with these requirements of the Sarbanes-Oxley Act, we may not be able to obtain the independent accountant certifications that the Sarbanes-Oxley Act requires of publicly traded companies.

If we fail to comply in a timely manner with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common stock.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, beginning with our March 31, 2009 report on Form 10-Q for our fiscal period ending September 30, 2009, we will be required to prepare assessments regarding internal controls over financial reporting and beginning with our annual report on Form 10-K for our fiscal period ending September 30, 2009, furnish a report by our management on our internal control over financial reporting. We have begun the process of documenting and testing our internal control procedures in order to satisfy these requirements, which is likely to result in increased general and administrative expenses and may shift management time and attention from revenue-generating activities to compliance activities. While our management is expending significant resources in an effort to complete this important project, there can be no assurance that we will be able to achieve our objective on a timely basis. There also can be no assurance that our auditors will be able to issue an unqualified opinion on management's assessment of the effectiveness of our internal control over financial reporting. Failure to achieve and maintain an effective internal control environment or complete our Section 404 certifications could have a material adverse effect on our stock price.

In addition, in connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

In the event that a material weakness is identified, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new or improved controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could also adversely affect the results of the periodic management evaluations of our internal controls and, in the case of a failure to remediate any material weaknesses that we may identify, would adversely affect the annual auditor attestation reports regarding the effectiveness of our internal control over financial reporting that are required under Section 404 of the Sarbanes-Oxley Act. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

RISK FACTORS RELATING TO OUR COMMON STOCK AND THIS OFFERING

There is no public (trading) market for our common stock and there is no assurance that the common stock will ever trade on a recognized exchange or dealers’ network; therefore, our investors may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock. We have not taken any steps to enable our common stock to be quoted on the OTC Bulletin Board, and can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop. As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock. Neither we nor our selling stockholders have engaged an underwriter for this offering, and we cannot assure you that any brokerage firm will act as a market maker of our securities. A trading market may not develop in the future, and if one does develop, it may not be sustained. If an active trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other things, the nature of our business and because we are a new public company with a limited operating history. Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders. The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time. The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

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variations in our quarterly operating results;

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changes in general economic conditions;

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changes in market valuations of similar companies;

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announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, or capital commitments;

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loss of a major customer, partner or joint venture participant; and

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the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

Once publicly trading, the application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares. The Securities and Exchange Commission has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, rule 15g-9 require:

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that a broker or dealer approve a person’s account for transactions in penny stocks; and

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the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

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obtain financial information and investment experience objectives of the person; and

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make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

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sets forth the basis on which the broker or dealer made the suitability determination; and

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that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

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Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

We will be a "shell" company and our shares will subject to restrictions on resale.

As we currently have nominal operations and our assets consist of  cash, and/or cash equivalents, we will be deemed a "shell company" as defined in Rule 12b-2 of  the Securities Exchange Act of 1934.   Accordingly, until we are no longer a "shell company," we will file a Form 10 level disclosure, and continue to be a reporting company pursuant to the Securities Exchange Act of 1934, as amended, and for twelve months, shareholders holding restricted, non-registered shares will not be able to use the exemptions provided under Rule 144 for  the resale of  their shares of common stock.  Preclusion from any prospective  investor using the exemptions provided by Rule 144 may be more   difficult for  us to sell equity securities or equity-related securities in the future to investors that require a shorter period before liquidity or may require us to expend limited funds to register their shares for resale in a future  prospectus.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Our actual results may differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the “Risk Factors” section and elsewhere in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will sell our shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices.  We intend to have our securities quoted on the OTC Bulletin Board, a quotation medium for subscribing National Association of Securities Dealers (“NASD”) members, upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”).  For this to happen, we must contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. Only authorized OTC Bulletin Board market makers can apply to quote securities on the OTC Bulletin Board. There is no guarantee, however, that our stock will become quoted on the OTC Bulletin Board. If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the Selling Stockholders. We cannot ensure that our shares will be quoted on the OTC Bulletin Board. We determined this offering price based upon the price of the last sale of our common stock to investors.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The selling shareholders named in this prospectus are offering all of the 27,360,000 shares of common stock offered through this prospectus.  These shares were acquired from us in private placements that were exempt from registration under Regulation S of the Securities Act of 1933. The shares include the following:

27,360,000 shares of our common stock that the selling shareholders acquired from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933 and was completed on October 30, 2008;

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.

the number of shares owned by each prior to this offering;

2.

the total number of shares that are to be offered for each;

3.

the total number of shares that will be owned by each upon completion of the offering; and

4.

the percentage owned by each upon completion of the offering.

Name of Selling		Beneficial Ownership		# Shares	Beneficial Ownership
Shareholder		Before Offering		Offered	After Offering
Last	First	# Shares	Percent		# Shares	Percent
Alfonso	Yilan	720,000	1.223	720,000	-	-
Andrews	Vincent	720,000	1.223	720,000	-	-
Bastian	Sonah	720,000	1.223	720,000	-	-
Cassandra	Carey	720,000	1.223	720,000	-	-
Cassar	Gilbert	720,000	1.223	720,000	-	-
Colebrooke	Linda	720,000	1.223	720,000	-	-
Collie	Jason	720,000	1.223	720,000	-	-
Deveaux	Eltura	720,000	1.223	720,000	-	-
Duncan	Charles	720,000	1.223	720,000	-	-
Duncan	Monique	720,000	1.223	720,000	-	-
Flores	Cruz	720,000	1.223	720,000	-	-
Gavarrette	Maria Del Carmen	720,000	1.223	720,000	-	-
Gibson	Hezekiah	720,000	1.223	720,000	-	-
Hopkins	Candice	720,000	1.223	720,000	-	-
Hopkins	Lahoma	720,000	1.223	720,000	-	-
McPhee	Iriana	720,000	1.223	720,000	-	-
McPhee	Petti	720,000	1.223	720,000	-	-
Malubay	Teodora	720,000	1.223	720,000	-	-
Morley	Emily	720,000	1.223	720,000	-	-
Philip	Ernest	720,000	1.223	720,000	-	-
Quant	Neil	720,000	1.223	720,000	-	-
Quant	Shari	720,000	1.223	720,000	-	-
Quant	Sophia	720,000	1.223	720,000	-	-
Roberts	Aranua	720,000	1.223	720,000	-	-

Rolle	Jarvis	720,000	1.223	720,000	-	-
Sands	Elvin	720,000	1.223	720,000	-	-
Sandilands	Hewitt	720,000	1.223	720,000	-	-
Smith	Ana Josephina	720,000	1.223	720,000	-	-
Smith	Cynara	720,000	1.223	720,000	-	-
Smith	Julian	720,000	1.223	720,000	-	-
Smith	Shenika	720,000	1.223	720,000	-	-
Smith	Thomas	720,000	1.223	720,000	-	-
Sturrup	Eldica	720,000	1.223	720,000	-	-
Sweeting	Cherice	720,000	1.223	720,000	-	-
Sweeting	Lawson	720,000	1.223	720,000	-	-
Thompson	Carlos	720,000	1.223	720,000	-	-
Thompson	Kim	720,000	1.223	720,000	-	-
Walker	Mericha	720,000	1.223	720,000	-	-

Each of the above shareholders beneficially owns and has sole voting and investment over all shares or rights to the shares registered in his or her name.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 58,860,000 shares of common stock outstanding on the date of this prospectus.

None of the selling shareholders:

(1)

has had a material relationship with us other than as a shareholder at any time within the past three years;

(2)

has ever been one of our officers or directors; or

(3)

is a broker-dealer or affiliate of a broker dealer.

To the best of our knowledge, none of the Selling Stockholders holds any other stock of the Company and if they were to sell all of the shares listed above, they would hold no equity interest in the Company.

There was no private placement agent or others who were involved in placing shares with the Selling Stockholders.

If a Selling Stockholder transfers any of the Secondary Shares and the transferee wishes to be included in this offering, we will file a prospectus supplement which includes the change pursuant to Rule 424 of the Securities Act.

PLAN OF DISTRIBUTION

We are registering the resale of the Secondary Shares on behalf of the Selling Stockholders. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or non-sale related transfer. We will not receive any of the proceeds of this offering.

The Selling Stockholders will offer to sell their Secondary Shares at $0.10 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The Selling Stockholders may use one or more of the following methods when selling Secondary Shares:

1.

block trades in which the broker-dealer engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

2.

purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

3.

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

4.

an exchange distribution in accordance with the rules of the applicable exchange;

5.

privately negotiated transactions;

6.

market sales (both long and short to the extent permitted under the federal securities laws);

7.

at the market to or through market makers or into an existing market for the shares;

8.

transactions in options, swaps or other derivatives (whether exchange listed or otherwise);

9.

a combination of any of the aforementioned methods of sale; and

10.

any other method permitted pursuant to applicable law.

A Selling Stockholder may also resell all or any portion of the Selling Stockholder’s Secondary Shares which qualify for sale pursuant to Rule 144 under the Securities Act rather than pursuant to this prospectus.

In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate.   Broker-dealers may receive commissions or discounts from a Selling Stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser, in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.

Broker-dealers may agree with a Selling Stockholder to sell a specified number of Secondary Shares at a stipulated price per share.  Such an agreement may also require the broker-dealer to purchase as principal any unsold Secondary Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder if such broker-dealer is unable to sell the Secondary Shares on behalf of the Selling Stockholder.

Broker-dealers who acquire Secondary Shares as principal may thereafter resell the Secondary Shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

In connection with distributions of the Secondary Shares, the Selling Stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholders also may sell the Secondary Shares short and deliver the shares to close out such short positions. The Selling Stockholders also may enter into options or other transactions with broker-dealers that involve the delivery of Secondary Shares to the broker-dealers, which may then resell or otherwise transfer such shares.

The Selling Stockholders also may loan or pledge Secondary Shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default may sell or otherwise transfer the pledged shares.

Before any involvement of any broker-dealer in the offering, such broker-dealer must seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

To the extent required under the Securities Act, if a Selling Stockholder enters into an agreement, after effectiveness, to sell Secondary Shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will file a post effective amendment to this registration statement identifying the broker-dealer, providing the required information on the plan of distribution (including the number of shares of common stock involved, the price at which the common stock is to be sold and the commissions paid or discounts or concessions allowed to such broker-dealers), revising the appropriate disclosures in the registration statement and filing the agreement as an exhibit to the registration statement.  We also intend to file any post effective amendments or other necessary documents in compliance with the Securities Act which may be required if any of the Selling Stockholders defaults under any customer agreement with a broker-dealer.

Each of the Selling Stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares to be made directly or through agents. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of Secondary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We can provide no assurance that any of the offered common stock will be sold by the Selling Stockholders.

The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the Secondary Shares. In particular, during such times as the Selling Stockholders may be deemed to be engaged in a distribution of the Secondary Shares, and therefore be considered to be an underwriter, they must comply with applicable law and must, among other things:

1.

not engage in any stabilization activities in connection with our common stock;

2.

furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.

not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

We intend to hand deliver or mail a prospectus to each Selling Stockholder. We do not have (and to the best of our knowledge, none of the Selling Stockholders have) any intentions of distributing our prospectus other than by hand or the mails. We also do not have (and to the best of our knowledge, none of the Selling Stockholders have) any intentions to use any form of prospectus other than a printed prospectus.

We are bearing all costs related to registration of the Secondary Shares, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any, which are the responsibility of the Selling Stockholders.

We are paying the expenses of the offering because we seek to: (i) become a reporting company under the Exchange Act; and (ii) enable our common stock to be quoted on the OTC Bulletin Board.  We must be a reporting company under the Exchange Act in order that our common stock is eligible for quotation on the OTC Bulletin Board.  We believe that the registration of the resale of shares on behalf of the Selling Stockholders may facilitate the development of a public market in our common stock if our common stock is approved for quotation on the OTC Bulletin Board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors.  We believe that obtaining reporting company status under the Exchange Act and having our common stock quoted on the OTC Bulletin Board should increase our ability to raise additional funds from investors, should the need arise.

In order for our common stock to be quoted on the OTC Bulletin Board, we must contact an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board. Only market makers can apply to quote securities on the OTC Bulletin Board. Our President Kelvin B. Campbell has already had preliminary discussions with an authorized OTC Bulletin Board market maker with the intent of entering into an agreement for the sponsorship of our common stock for quotation on the OTC Bulletin Board.

Although we intend to have our common stock quoted on the OTC Bulletin Board, public trading of our common stock may never materialize.  If our common stock becomes quoted on the OTC Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each Selling

Stockholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.

the market price of our common stock prevailing at the time of sale;

2.

a price related to such prevailing market price of our common stock; or

3.

such other price as the Selling Stockholders determine from time to time.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 75,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As of March 10, 2009, there were 58,860,000 shares of our common stock issued and outstanding that are held by 39 stockholders of record.  Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of common stock do not have cumulative voting rights.  Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. A majority of shareholders that are present at a meeting, or persons representing by written proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our articles of incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We do not have an authorized class of preferred stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business.  As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Laws

The Nevada Business Corporation Law contains a provision governing "Acquisition of Controlling Interest." This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires "control shares" whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: (1) 20 to 33 1/3%, (2) 33 1/3 to 50%, or (3) more than 50%. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act. The control share acquisition act is applicable only to shares of "Issuing Corporations" as defined by the act. An Issuing Corporation is a Nevada corporation, which; (1) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and (2) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of the Company, regardless of whether such acquisition may be in the interest of our stockholders.

The Nevada "Combination with Interested Stockholders Statute" may also have an effect of delaying or making it more difficult to effect a change in control of the Company. This statute prevents an "interested stockholder" and a resident domestic Nevada corporation from entering into a "combination", unless certain conditions are met. The statute defines "combination" to include any merger or consolidation with an "interested stockholder," or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an "interested stockholder" having; (1) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation; (2) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or (3) representing 10 percent or more of the earning power or net income of the corporation. An "interested stockholder" means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a "combination" within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (1) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher; (2) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or (3) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant.  Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Law Office of Joseph I. Emas, P.A. has passed upon the validity of the shares being offered and certain other legal matters and is representing us in connection with this offering.

The financial statements included in this prospectus and the registration statement have been audited by LBB & Associates Ltd., LLP, Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the Securities and Exchange Commission, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INFORMATION WITH RESPECT TO THE REGISTRANT

Description of Business

We have commenced operations as an exploration stage company.  We are engaged in the acquisition and exploration of mineral properties with a view to exploiting any mineral deposits we discover.  We own a 100% interest in four mineral claims known as the Vet 1 - 4 claims, which are located in the west-central area of the State of Nevada, approximately 30 air miles west of the town of Tonopah.  We purchased these claims from Western Minerals Inc.

There is no assurance that a commercially viable mineral deposit exists on the Vet 1 - 4 claims.  We do not have any current plans to acquire interests in additional mineral properties, though we may consider such acquisitions in the future.

Mineral property exploration is typically conducted in phases.  Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration.  We have completed the initial phase of the recommended exploration program on the Vet 1 - 4 claims, which program was carried out from October through early December 2008 at a cost of $8,000.  Now that we have completed the first phase of exploration, we will make a decision as to whether or not we proceed with the next phase based upon our analysis of the results of that program.  Our director will make this decision based upon the recommendations of the independent geologist who oversees the program and records the results. Our independent geologist is Mr. James W. McLeod.

Our plan of operation is to continue exploration work on the Vet 1 - 4 claims, subject to review of the results from the first phase of exploration, in order to ascertain whether they possess economic quantities of gold.  There can be no assurance that an economic mineral deposit exists on the Vet 1 - 4 claims until appropriate exploration work is completed.

Even if we complete our proposed exploration programs on the Vet 1 - 4 claims and we are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know if we have a commercially viable mineral deposit.

Vet 1 – 4 Mineral Claims Purchase

On July 20, 2008, we entered into a Mineral Property Staking and Purchase Agreement with Western Mineral Inc. whereby we purchased a 100% interest in the Vet 1 – 4 mineral claims for $3,500.

Description, Location and Access

The Vet property lies in the west central area of the State of Nevada west of the town of Tonopah and is accessible from Highway 95 by traveling west of the town for 33.5 miles and turning north on a gravel road 0.5 miles before Blair Junction or the Silver Peak cutoff (Nevada Highway 265). Go north for 1 mile to a fork in the road, stay to the left (north) for I mile to the mineral claims.

HUMBOLDT
ELKO
WASHOE
PERSHING
CHURCHILL
LANDER
EUREKA
WHITE PINE
MINERAL
NYE
ESMERALDA
LINCOLN
CLARK
Winnemucca
Wells
Elko
Carlin
Battle Mountain
Lovelock
Reno
Fernley
Fallon
Carson City
Austin
Eureka
Ely
Currant
Hawthorne
Tonopah
Goldfield
Caliente
Beatty
Los Vegas
95
80
93
50
6
15
PROPERTY LOCATION
0 25 50 100 MILES
0 50 100 KM.

PROFESSIONAL
PROVINCE OF
J. W. McLEOD

N

DAFOE CORP.	
VET 1-4 CLAIMS T2N-R38E BLAIR JUNCTION QUADRANGLE	
LOCATION MAP ESMERALDA CO., NEVADA	
SCALE: AS SHOWN	DATE: AUG. 2008
DRAWN BY: J.M.	FIGURE: 1

CHONG

Title to the Vet 1 - 4 claims

The Vet 1 - 4 claims consist of four minerals claim comprising 82.64 acres.  A “mineral claim” refers to a specific section of land over which a title holder owns rights to explore the ground and subsurface, and extract minerals.

Claims details are as follows:

Claim Name	Area	Expiry Date
Vet 1	20.66 ac	September 1, 2009
Vet 2	20.66 ac	September 1, 2009
Vet 3	20.66 ac	September 1, 2009
Vet 4	20.66 ac	September 1, 2009

Geological Report

We have obtained a geological report on the Vet 1 - 4 claims that was prepared by James W. McLeod.  James W. McLeod obtained a degree of Bachelor of Science in Geology from the University of British Columbia in 1969. The geological report summarizes details concerning the Vet 1 - 4 claims and makes a recommendation for further exploration work.

Glossary

In this section, the following geological terms have the indicated meaning:

Alluvial - unconsolidated sediments that are carried and hence deposited by a stream or river.  In the southwest USA most in filled valleys often between mountain ranges were deposited with alluvium.

Andesitic – a fine-grained extrusive igneous rock composed mainly of plagioclase;

Colluvium - loose, unconsolidated material usually derived by gravitational means, such as falling from a cliff or scarp-face and often due to a sort of benign erosion such as heating and cooling in a desert environment.

Desert wash - out-wash in dry (desert) or arid areas of colluvium or alluvial material accumulated on the sides of valleys or basin channels by often irregular and violent water flow, i.e. flash floods.

Igneous or intrusive rock - usually a medium to coarser grain sized crystalline rock that generally is derived from a sub-surface magma and then consolidated, such as in dykes, plugs, stocks or batholiths, from smallest to largest.

Intermontane basin - between mountains (ranges), a usually longer than wide depression occurring between enclosing mountain ranges that supply the erosional material to infill the basin.

Metamorphic – rock formed when igneous or sedimentary rock is changed by pressure, heat or chemical reactions;

Plagioclase – any of a common rock forming series of triclinic feldspars, consisting of mixtures of sodium and calcium aluminum silicates;

Playa - the lowest part of an intermontane basin which is frequently flooded by run-off from the adjacent highlands or by local rainfall.

Reverse fault – a fault with vertical movement and an inclined fault plan;

Sedimentary – rock formed by layers of material that has accumulated and hardened over time; from

Tertiary – the first period of the Cenozoic Era characterized by the rise of mammals;

Thrust fault – a reverse fault that has a dip of less than 45 degrees; and

Volcanic – structures, activities and rock types associated with volcanic eruptions.

Geological Setting and Mineralization

Regional Geology

The regional geology of Nevada is depicted as being underlain by all major types of rock units.  These appear to range from oldest to youngest in an east to west direction, respectively.  The oldest units are found to occur in the southeast corner of the State along the Colorado River.  The bedrock units exhibit a north-south fabric of alternating east-west ranges and valleys.  This feature suggests W to E compression that has expression through low angle thrust faulting and bringing the older rock units into contact with the younger units as a detached assemblage.  Faulting plays a large part in many areas of Nevada and an even larger part in the emplacement of mineral occurrences and ore bodies.

The geology of Esmeralda County has been recognized to contain three unconformable assemblages; the older sedimentary and metamorphic units with a mid-aged sedimentary and igneous assemblage and the youngest volcanic-sedimentary assemblage.  These major divisions are divided by unconformities, i.e. periods of age that are not represented or erosion gaps in the record.

Local Geology

The local geology within the Weepah area appears to be represented by the older meta-sedimentary contacting with the younger Jurassic aged intrusive rock units.  The youngest post-plutonic assemblage occurs about the older rock units.  Thrust faulting is evident in the area and may offer exploration potential.

Tertiary age volcano-sediments and ash fall tuff units are abundant on the west side of the Weepah hills. Much of the area has very young unconsolidated cover on the flanks of many of the hills and older stream courses.

Property Geology

The property area is observed to be covered by Quaternary age desert wash, collovium, alluvium and playa deposits.

This young covered south sloping area occurs near larger adjacent areas of rock exposure and known mineral occurrences on the northern flank of the colluvial apron that exhibits a good geological setting and an excellent target area in which to conduct mineral exploration.

Thrust faulting is evident within adjacent rock exposure areas near the north side of the mineral claims.  Many more areas exhibiting thrusting are evident on the flanks of the alluvial covered valleys particularly on the north-east and south sides of the Monte Cristo Range mineral occurrences and structurally prepared bedrock should be sought after in those areas.

Exploration History

The recorded mining history of the general area dates from the 1860's when prospectors passed through heading north and west.  The many significant lode gold, silver and other mineral product deposits developed in the area was that of the Weepah camp of silver-gold discoveries about 1904, the Goldfield Camp, 1905; Coaldale, coal field, 1913; Divide Silver Mining District, 1921, the Gilbert Camp in 1924 and the Candalaria silver-gold mine, which operated as an underground lode gold deposit in 1922 and again in the 1990's as an open cut, cyanide heap leach operation.

The Vet 1-4 mineral property could not be found in the historical record in what is referred to as the South Gilbert area on the Gilbert Junction access road.  The general area may have received prospecting attention during the early days because of the property location and favorable geological setting in an area of known silver, gold, base metal and industrial mineral occurrences.

Recommendations

Based on his review of geological information relating to the Vet 1 - 4 claims, Mr. McLeod recommends prospecting, mapping and a reconnaissance geochemical soil survey of the claim area.  The following two phase exploration proposal and cost estimate has been recommended, with the consecutive exploration phase being contingent upon positive results being obtained from the preceding phase:

Phase 1 - Completed

From late October until early December 2008 we carried out the first phase of the recommended exploration program, at a cost of $8,000.  The program consisted of detailed prospecting, mapping and MMI soil geochemistry.

In his 2008 Fieldwork Summary Report dated December 9, 2008, Mr. McLeod advised as follows:

A number of mobile metal ion (MMI) soil samples and subsequent IONIC leach analyses were found to be anomalous in the gold exploration suite (GES). The GES is composed of the elements cobalt, gold, nickel, palladium and silver.

The objective of the initial exploration undertaking was to assess areas that may require more detailed investigations to assist in determining their economic significance. The IONIC leach data obtained from the initial exploration work exhibit a number of possibly anomalous areas.

The analytical results were subjected to a statistical analysis. The statistical results obtained from the data allowed representation in the form of percentage distribution histograms for a variety of elements and particularly groups or suites of elements that are often found to occur together in ore situations and may be coincident in a variety of mineralogical settings.  The table summarizes the results for the GES comprised of cobalt, gold, nickel, palladium and silver, as this is the suite that exhibited a number of coincident anomalous samples that are summarized as follows:

Element

Anomalous

Sample Number

(ppb)

Cobalt

=8.2

(8), 10, 11, (17), 23, (24)

Gold

=0.84

14, 16, 17, (21), (24), (28), (33)

Nickel

=35

8, (10), (23), 24, (25), 32, 35

Palladium

=0.18

12, 23, 24

Silver

=9.9

(8), (25), (28), (30), (32), (33), 35, 38, (39)

Arsenic

=17

10, 17, 21

Although arsenic is not generally included in the GES it is here because it appears to be anomalous and somewhat coincidently with cobalt, gold and nickel.

This may indicate the detection of an underlying arsenical gold occurrence, such as arsenopyrite (gold-bearing arsenic sulphide) that quite commonly occurs in the general area.

Recommendations

The IONIC leach soil data displayed in the exhibits anomalous behavior in the GES and arsenic. The anomalous groups of values may be worthwhile undergoing fill-in soil sampling with minor replication to test for repeatability and the possibility of a sample value pattern developing.

Phase 2

Magnetometer and VLF electromagnetic or other geophysical grid-controlled surveys over the areas of interest determined by the Phase 1 survey.  This program is expected to take one month to complete.  Included in this estimated cost is transportation, accommodation, board, grid installation, the geophysical surveys, maps and report for an estimated cost of $9,000.

Management anticipates that this next phase of exploration will coincide with the financing needed to complete that phase, anticipated, but not assured, within the next four months.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the United States generally, and in Nevada specifically.

We will have to sustain the cost of reclamation and environmental mediation for all exploration and development work undertaken.  The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the currently planned work programs. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in the exploration phases because the impact on the project area is greater.  Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment. Examples of regulatory requirements include:

-

Water discharge will have to meet water standards;

-

Dust generation will have to be minimal or otherwise re-mediated;

-

Dumping of material on the surface will have to be re-contoured and re-vegetated;

-

An assessment of all material to be left on the surface will need to be environmentally benign;

-

Ground water will have to be monitored for any potential contaminants;

-

The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

-

There will have to be an impact report of the work on the local fauna and flora.

Because there will not be any appreciable disturbance to the land during the phase one and phase two exploration programs on the Vet property, we will not have to seek any government approvals prior to conducting exploration.

Employees

We have no employees as of the date of this prospectus other than our directors.

Research and Development Expenditures

We have not incurred any other research expenditures since our incorporation.

In October of 2008 we paid $3,500 of $8,000 total to Western Minerals Inc. to begin our first phase of exploration in Nevada.  The balance of $4,500 has been paid now that the phase one exploration program has been completed.

Subsidiaries

We do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patents or trademarks.

Reports to Security Holders

Although we are not required to deliver a copy of our annual report to our security holders, we will voluntarily send a copy of our annual report, including audited financial statements, to any registered shareholder who requests it.  We will not be a reporting issuer with the Securities and Exchange Commission until our registration statement on Form S-1 is declared effective.

We have filed a registration statement on Form S-1, under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of our referenced contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission.  This site contains information statements and other information regarding issuers that file electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

DESCRIPTION OF PROPERTY

We have the right to explore for and extract minerals from the Vet 1 – 4 mineral claims.  We do not own any real property interest in the Vet 1 - 4 claims or any other property.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our address for service of process in Nevada is Val-U-Corp Services, Inc., 1600 Carson Street, Suite 212, Carson City, NV 89722

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is presently no public market for our common stock.  We intend to seek the creation of such a market by contacting an authorized OTC Bulletin Board market maker for sponsorship of our securities on the OTC Bulletin Board, a quotation medium for subscribing members of the NASD, upon the registration statement of which this prospectus forms a part becoming effective.  Only market makers can apply to quote securities on the OTC Bulletin Board. We have had preliminary discussions with an authorized OTC Bulletin Board market maker with the intent of entering into an agreement for sponsorship of our common stock for quotation on the OTC Bulletin Board. If we are able to engage a market maker, we anticipate that it will take approximately two months following submission of the application to the NASD for our securities to be quoted on the OTC Bulletin Board. However, our common stock may never be quoted on the OTC Bulletin Board or, if quoted, a public market in the stock may never materialize.

Our common stock is a penny stock. Penny stocks are generally equity securities with a price of less than $5, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. The penny stock rules require a broker-dealer, before a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for  penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and  format, as the Commission shall require by rule or regulation.  The broker-dealer also must provide, before effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, before a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock. Therefore, it may be difficult or impossible for stockholders to sell those securities.

Grants of Options, Warrants or Securities Convertible Into Equity

To date, we have not granted any options or warrants to purchase, or securities convertible into, common equity of the Company.

Rule 144 Shares

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least six months, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of: (1) 1% of the number of shares of the company's common stock then outstanding which, in our case, will equal 57,050 shares of the common stock of the Company as of the date of this prospectus; or (2) the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the Company.

Under Rule 144(k), a person who is not one of the Company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

None of our issued and outstanding shares of common stock are available for resale to the public in accordance with the volume and trading restrictions of Rule 144 of the Securities Act.

Registration Rights

We have not granted registration rights to the Selling Stockholders or to any other persons.

Stockholders of Our Common Shares

As of the date of this registration statement, we have 39 registered shareholders.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.

we would not be able to pay our debts as they become due in the usual course of business; or

2.

our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.

Report of Independent Registered Public Accounting Firm for the fiscal years ended September 30, 2008 and September 30, 2007;

2.

Audited financial statements as of and for the periods ending September 30, 2008 and 2007.

a.

Balance Sheets;

b.

Statements of Operations;

c.

Statements of Cash Flows;

d.

Statements of Stockholders’ Deficit; and

e.

Notes to Financial Statements

3.

Interim unaudited financial statements as of and for the periods ended December 31, 2008 and December 31, 2007.

a.

Balance Sheets;

b.

Statements of Operations;

c.

Statements of Cash Flows; and

d.

Notes to Financial Statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of

Dafoe Corp.

(An Exploration Stage Company)

Carson City, NV

We have audited the accompanying balance sheets of Dafoe Corp. (the “Company”) as of September 30, 2008 and 2007, and the related statements of operations, stockholders' equity (deficit), and cash flows for the year ended September 30, 2008 and the periods from July 26, 2007 through September 30, 2007 and 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dafoe Corp. as of September 30, 2008 and 2007, and the results of its operations and its cash flows for the year ended September 30, 2008 and the periods from July 26, 2007 through September 30, 2007 and 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Company's absence of significant revenues, recurring losses from operations, and its need for additional financing in order to fund its projected loss in 2009 raise substantial doubt about its ability to continue as a going concern. The 2008 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

LBB & Associates Ltd., LLP

Houston, Texas

December 5, 2008

DAFOE CORP. (An Exploration Stage Company) BALANCE SHEETS

	ASSETS

		September 30, 2008	September 30, 2007
Current assets:
Cash		$ 12,994	$ -

Total current assets		12,994	-

Total assets		$ 12,994	$ -

	LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:

Notes payable - Related party		$ 26,240	$ -

Total current liabilities		26,240	-

Total liabilities		26,240	-

	STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value, 75,000,000		31,500	-
shares authorized, 31,500,000 and 0 shares
at September 30, 2008 and 2007 respectively issued and outstanding

Additional paid-in capital		(28,000)	-

Deficit accumulated during the exploration stage		(16,746)	-

Total stockholders' equity (deficit)		(13,246)	-

Total liabilities and stockholders' equity (deficit)		$ 12,994	$ -

The accompanying notes are an integral part of these financial statements

DAFOE CORP. (An Exploration Stage Company) STATEMENTS OF OPERATIONS For the year ended September 30, 2008 and the periods from July 26, 2007 (inception) through September 30, 2007 and 2008

	Year ended	Inception through	Inception through
	September 30, 2008	September 30, 2007	September 30, 2008

Costs and expenses:

Mineral exploration	$ 3,500	$ -	$ 3,500

General and administrative	13,246	-	13,246

Net loss	$ (16,746)	$ -	$ (16,746)

Net loss per share:

Basic and diluted	(0.00)	0.00

Weighted average shares outstanding:

Basic and diluted	31,500,000	0.00

The accompanying notes are an integral part of these financial statements

DAFOE CORP. (An Exploration Stage Company) STATEMENTS OF CASH FLOWS For the year ended September 30, 2008 and the periods from July 26, 2007 (inception) through September 30, 2007 and 2008

	Year ended	Inception through	Inception through
	September 30, 2008	September 30, 2007	September 30, 2008

CASH FLOWS FROM OPERATING
ACTIVITIES

Net loss	$ (16,746)	$ -	$ (16,746)

Adjustment to reconcile net loss to
cash used in operating activities:

Net change in:

CASH FLOWS USED IN OPERATING	(16,746)	-	(16,746)
ACTIVITIES

CASH FLOWS FROM FINANCING
ACTIVITIES:

Cash received from the sale of	3,500	-	3,500
common stock

Shareholder advances	26,240	-	26,240

CASH FLOWS PROVIDED BY
FINANCING ACTIVITIES	29,740	-	29,740

NET INCREASE IN CASH	12,994	-	12,994

Cash, beginning of period	-	-	-

Cash, end of period	$ 12,994	$ -	$ 12,994

SUPPLEMENTAL CASH FLOW
INFORMATION

Cash paid on interest expenses	$ -	$ -	$ -

Cash paid for income taxes	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements

DAFOE CORP. (An Exploration Stage Company) STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) Period from July 26, 2007 (Inception) through September 30, 2007 and Year ended September 30, 2008

				Deficit
				accumulated
				during the
	Common stock		Additional	exploration
	Shares	Amount	paid-in capital	stage	Total

Issuance of common
stock for cash	-	$ -	$ -	$ -	$ -

Net loss				-	-

Balance, September 30, 2007	-	-	-	-	-

Issuance of common	31,500,000	31,500	(28,000)		3,500
stock for cash

Net loss	-	-	-	(16,746)	(16,746)

Balance, September 30, 2008	31,500,000	$ 31,500	$(28,000)	$ (16,746)	$ (13,246)

The accompanying notes are an integral part of these financial statements

DAFOE CORP.

(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

Note 1

Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on July 26, 2007.   The Company is in the pre-exploration stage for a mineral property.

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Company will be able to meet its obligations and continue its operations for its next fiscal year.  Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  At September 30, 2008, the Company had not yet achieved profitable operations, has accumulated losses of $16,746 since its inception, has negative working capital of $13,246, and expects to incur further losses in the development of its business, all of which raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has no formal plan in place to address this concern but considers that the Company will be able to obtain additional funds by equity financing and/or related party advances, however there is no assurance of additional funding being available.

Note 2

Summary of Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America.  Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment.  Actual results may vary from these estimates.

The financial statements have, in management's opinion, been properly prepared within the framework of the significant accounting policies summarized below:

Exploration Stage Company

The Company complies with Financial Accounting Standards Board Statement No. 7 and Securities and Exchange Commission Industry Guide 7 for its characterization of the Company as an  exploration stage.

Mineral Property

Costs of lease, acquisition, exploration, carrying and retaining unproven mineral properties are expensed as incurred.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized as appropriate.  Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed.  Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the cost can be reasonably estimated.  Generally, the timing of these accruals coincides with the earlier of completion of a feasibility study or the Company's commitments to plan of action based on the then known facts.

Income Taxes

The Company uses the assets and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS"), No. 109 "Accounting for Income Taxes".  Under the assets and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Basic and Diluted Loss Per Share

The Company reports basic loss per share in accordance with the SFAS No. 128, "Earnings Per Share".  Basic loss per share is computed using the weighted average number of shares outstanding during the period.  Diluted loss per share has not been provided as it would be antidilutive.

Foreign Currency Translation

The Company's functional currency is United States ("U.S.") dollars as substantially all of the Company's operations use this denomination.  The Company uses the U.S. dollar as its reporting currency for consistency with registrants of the Securities and Exchange Commission and in accordance with SFAS No. 52.

Transactions undertaken in currencies other than the functional currency of the entity are translated using the exchange rate in effect as of the transaction date.  Any exchange gains and losses would be included in Other Income (Expenses) on the Statement of Operations.

Property and Equipment

Property and equipment other than oil and natural gas properties is carried at cost. Depreciation is provided principally on the straight-line method over the useful lives as follows:

Furniture and equipment

3 – 7 years

Financial Instruments

The carrying value of cash, accounts payable and accrued liabilities and related party loan approximate their fair value because of the short maturity of these instruments.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards will have a material effect on the accompanying financial statements.

Note 3

Related Party Transactions

The related party loan is due to a director of the Company for funds advanced.  The loan is unsecured, non-interest bearing and has no specific terms for repayment.

During the fiscal year ended September 30, 2008, the Company issued 31,500,000 (post split) common shares for $3,500 to a director of the Company.

Note 4

Income Taxes

A reconciliation of income tax provision to the provision that would be recognized under the statutory rates is as follows:

	September 30, 2008	September 30, 2007
	$	$
Deferred tax asset attributable to:
Net operating loss	5,700	-
Valuation allowance	(5,700)	-
Net	-	-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	September 30, 2008	September 30, 2007
	$	$
Refund attributable to operating loss	5,700	-
Valuation allowance	(5,700)	-
Net provision	-	-

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carry forwards that is more likely-than-not to be realized from future operations.  The Company has chosen to provide an allowance of 100% against all available income tax loss carry forwards, regardless of their time of expiry.

No provision for income taxes has been provided in these financial statements due to the net loss.  At September 30, 2008 the Company has net operating loss carry forwards, which expire commencing in 2028, totaling approximately $17,000 the benefit of which has not been recorded in the financial statements.

Note 5

Equity

During the period July 26, 2007 (date of inception) to September 30, 2008, the Company issued 31,500,000 (post split) common shares of the Company to a director of the Company for $3,500.

Note 6

Subsequent Events

In the month of October 2008 the company raised $30,400 through a private offering which included 38 shareholders, and the issuance of 27,360,000 (post split) common shares of stock.

In November 2008 the Company approved an 18 for 1 forward stock split. The stock split is presented retroactively throughout the financial statements and footnotes.

DAFOE CORP.
(An Exploration Stage Company)
BALANCE SHEETS

ASSETS

	December 31 2008	September 30 2008
	(Unaudited)
Current assets:
Cash	$ 21,774	$ 12,994

Total current assets	21,774	12,994

Total assets	$ 21,774	$ 12,994

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$ 2,635	$ -
Notes payable - Related party	26,240	26,240

Total current liabilities	28,875	26,240

Total liabilities	28,875	26,240

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value, 75,000,000	58,860	31,500
shares authorized, 58,860,000 and 31,500,000 shares issued and outstanding at December 31, 2008 and September 30, 2008 respectively

Additional paid-in capital	(24,960)	(28,000)

Deficit accumulated during the exploration stage	(41,001)	(16,746)

Total stockholders' equity (deficit)	(7,101)	(13,246)

Total liabilities and stockholders' equity (deficit)	$ 21,774	$ 12,994

The accompanying notes are an integral part of these financial statements.

DAFOE CORP.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

For the three months ended December 31, 2008 and the periods from
July 26, 2007 (inception) through December 31, 2007 and 2008
(Unaudited)

	Three months	Inception through	Inception through
	December 31, 2008	December 31, 2007	December 31, 2008

Costs and expenses:

Mineral exploration	$ -	$ -	$ 3,500

General and administrative	24,255	-	37,501

Net loss	$ (24,255)	$ -	$ (41,001)

Net loss per share:

Basic and diluted	$ 0.00	$ 0.00

Weighted average shares
outstanding:

Basic and diluted	49,640,870	31,500,000

The accompanying notes are an integral part of these financial statements.

DAFOE CORP.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
For the three months ended December 31, 2008 and the periods from
July 26, 2007 (inception) through December 31, 2007 and 2008
(Unaudited)

	Three months	Inception through	Inception through
	December 31, 2008	December 31, 2007	December 31, 2008

CASH FLOWS FROM OPERATING
ACTIVITIES

Net loss	$ (24,255)	$ -	$ (41,001)

Adjustment to reconcile net loss to
cash used in operating activities:

Net change in:

Accounts payable	2,635		2,635

CASH FLOWS USED IN OPERATING	(21,620)	-	(38,366)
ACTIVITIES

CASH FLOWS FROM FINANCING
ACTIVITIES:

Cash received from the sale of	30,400	3,500	33,900
common stock

Shareholder advances	-	-	26,240

CASH FLOWS PROVIDED BY
FINANCING ACTIVITIES	30,400	3,500	60,140

NET INCREASE IN CASH	8,780	3,500	21,774

Cash, beginning of period	12,994	-	-

Cash, end of period	$ 21,774	$ 3,500	$ 21,774

SUPPLEMENTAL CASH FLOW
INFORMATION

Cash paid on interest expenses	$ -	$ -	$ -

Cash paid for income taxes	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

DAFOE CORP.

(An Exploration Stage Company)

NOTES TO THE FINANCIAL STATEMENTS

December 31, 2008

(UNAUDITED)

Note 1

Basis of Presentation

The accompanying unaudited interim financial statements of Dafoe Corp. ("Dafoe" or the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Registration Statement filed with the SEC on Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for our interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2008, as reported in the Form S-1, have been omitted.

Note 2

Related Party Transactions

The company was charged the following by a director of the Company:

	Three months ended December 31, 2008	Inception to December 31, 2008

Management fees	$ 1,000	$ 1,000

The related party loan is due to a director of the Company for funds advanced.  The loan is unsecured, non-interest bearing and has no specific terms for repayment.

During the fiscal year ended September 30, 2008, the Company issued 31,500,000 (post split) common shares for $3,500 to a director of the Company.

Note 3

Equity

In the month of October 2008 the Company raised $30,400 through a private offering which included 38 shareholders, and the issuance of 27,360,000 (post split) common shares of common stock.  In November 2008 the Company approved an 18 to 1 forward stock split. All share amounts are shown retroactively.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Plan of Operations

Our plan of operation for the twelve months following the date of this prospectus is to complete the geologist recommended exploration work on the Vet 1 - 4 claims consisting of detailed prospecting, mapping and MMI soil geochemistry for phase 1 and magnetometer and VLF electromagnetic or other geophysical grid-controlled surveys for phase for a total estimated cost of $17,000.

We expect to carry out the second phase of exploration in the spring of 2009, subject to obtaining suitable financing for such program.  As well, we anticipate spending an additional $15,000 on administrative fees, including fees payable in connection with the filing of this registration statement and complying with reporting obligations.  Total expenditures over the next 12 months are therefore expected to be approximately $24,000.

We will require additional funding in order to proceed with additional exploration on the Vet 1 - 4 claims and to cover administrative expenses.  We anticipate that additional funding will be in the form of equity financing from the sale of our common stock or from director loans.  We do not have any arrangements in place for any future equity financing or loans.

Results of Operations for the Period from Inception through December 31, 2008

We have not earned any revenues from our incorporation on July 26, 2007 to December 31, 2008.  We do not anticipate earning revenues unless we enter into commercial production on the Vet 1- 4 claims, which is doubtful.  We have not commenced the exploration stage of our business and can provide no assurance that we will discover economic mineralization on the Vet 1 - 4 claims, or if such minerals are discovered, that we will enter into commercial production.

We incurred operating expenses in the amount of $41,001 for the period from our inception on July 26, 2007 to December 31, 2008. These operating expenses were comprised of general and administrative costs of $37,501 and mineral and exploration costs of $3,500.

We have not attained profitable operations and are dependent upon obtaining financing to pursue exploration activities.  For these reasons our auditors believe that there is substantial doubt that we will be able to continue as a going concern.

Liquidity and Capital Resources

Since its inception, we have financed our cash requirements from cash generated from the sale of common stock.

Our principal sources of liquidity as of December 31, 2008 consisted of $21,774 in cash and cash equivalents.  At February 16, 2009 we had $21,774 in cash and cash equivalents.

Since inception through to and including December 31, 2008, we have raised $30,400 through private placements of our common shares.  In October of 2008 we began our first phase of exploration and are currently awaiting the results of that exploration to return from Australia.   Should these results be favorable wewill be in a position to plan the next phase two of exploration.  The financing for this second phase could come from further equity financing or could come from the further lending of funds from Mr. Beddome, our President.  There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of our mineral claims and our venture will fail.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON

ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our accountants.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their age as of the date of this prospectus is as follows:

Directors:

Name of Director	Age
Kyle Beddome	27

Executive Officers:

Name of Officer	Age	Office
Kyle Beddome	27	President, Secretary, Treasurer and Chief Executive Officer

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officer and director for the past five years.

Mr. Kyle Beddome has acted as our president, secretary, treasurer and chief executive officer and as a director since our incorporation on July 26, 2007.  Mr. Beddome, since July 26, 2007, is also the president, secretary, treasurer and chief executive officer and as a director of Tuffnell Ltd., a base mineral exploration company.  From 2003 through 2004, Mr. Beddome was an owner and managing partner of Where to Eat At.com LLC.  From 2005 through 2006, Mr. Beddome was a retail manager of Sport Chalet, Inc.  From 2006 through 2008, Mr. Beddome was a real estate and investment consultant for Provident Partners Realty and Management.  From 2008 through the present, Mr. Beddome has been a real estate and investment consultant for Coldwell Banker residential brokerage as well as real estate investment contracting, remodelling, interior design consultant for Dynamic Investments LLC. Mr. Beddome is a graduate of Mesa Community College, Chandler/Gilbert CC, Arizona State University and Arizona School of Real Estate and Business.

Mr. Beddome does not have any professional training or technical credentials in the exploration, development and operation of mines.

Mr. Beddome intends to devote approximately 25% of his business time to our affairs.

Term of Office

Our director is appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws.  Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

Stock Option Grants

We have not granted any stock options to the executive officers since our inception.

Consulting Agreements

We do not have any employment or consulting agreement with our directors or officers.  We pay Mr. Kyle Beddome a varying amount of funds for acting as director of the Company.

Conflicts of Interest

Although Mr. Beddome does work with other mineral exploration companies other than ours, we do not have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of Mr. Beddome.

Committees of the Board of Directors

We do not presently have a separately constituted audit committee, compensation committee, nominating committee, executive committee or any other committees of our board of directors. As such, Mr. Beddome acts in those capacities as our sole director.

Audit Committee Financial Expert

Mr. Beddome is our sole director and does not qualify as an “audit committee financial expert.” We believe that the cost related to retaining such a financial expert at this time is prohibitive. Further, because we are in the start-up stage of our business operations, we believe that the services of an audit committee financial expert are not warranted at this time.

Role and Responsibilities of the Board

The Board of Directors oversees the conduct and supervises the management of our business and affairs pursuant to the powers vested in it by and in accordance with the requirements of the Revised Statutes of Nevada. The Board of Directors holds regular meetings to consider particular issues or conduct specific reviews whenever deemed appropriate.

The Board of Directors considers good corporate governance to be important to the effective operations of the Company. Our directors are elected at the annual meeting of the stockholders and serve until their successors are elected or appointed.  Officers are appointed by the Board of Directors and serve at the discretion of the Board of Directors or until their earlier resignation or removal.

We presently do not pay our directors or executive officers any salary or consulting fees and do not anticipate paying them any compensation during the next 12 months in their capacities as directors and officers.

There are no family relationships among our directors or executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period from our inception on July 26, 2007 to September 30, 2008.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kyle Beddome, President, CEO, Secretary, Treasurer and Director	2008 2007	$2000 0	0 0	0 0	0 0	0 0	0 0	0 0	0 0

Grants of Plan-Based Awards Table

Not applicable.

Outstanding Equity Awards at Fiscal Year End Table

Not applicable.

Option Exercise and Stock Vested Table

Not applicable.

Pension Benefits Table

Not applicable.

Nonqualified Deferred Compensation Table

Not applicable.

Director Compensation Table

Not applicable.

All Other Compensation Table

Not applicable.

Perquisites Table

Not applicable.

Potential Payments Upon Termination or Change in Control Table

Not applicable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group.  Except as otherwise indicated, all shares are owned directly.

Title of Class	Name of beneficial owner	Amount of beneficial ownership	Percent of class
Common stock	Kyle Beddome	31,500,000	53.52%
Common stock	All officers and directors as a group that consists of one person	31,500,000	53.52%

The percent of class is based on 58,860,000 shares of common stock issued and outstanding as of the date of this prospectus.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•

Any of our directors or officers;

•

Any person proposed as a nominee for election as a director;

•

Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

•

Our promoter, Kyle Beddome;

•

Any member of the immediate family of any of the foregoing persons, except as follows:

(a)

our President, promoter and sole director, Kyle Beddome:

(i)

advanced the sum of $26,240 in related party loans as of December 31, 2008;

(ii)

was issued 31,500,000 (post-split) common shares for $3,500 during the fiscal year ended September 30, 2008.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. These provisions provide that we shall indemnify a director or former director against all expenses incurred by him by reason of him acting in that position.  The director may also cause us to indemnify an officer, employee or agent in the same fashion.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction.  We will then be governed by the court's decision.

PROSPECTUS

DAFOE CORP.

The date of this Prospectus is March 30, 2009